EXHIBIT 99


                                                                          SIGNET

For immediate release                                          12th August, 1997


                                Signet Group plc

                   Change in American Depositary Share Ratio
                   -----------------------------------------


Signet Group plc ("the Company") announces that it will be changing the number of its ordinary shares of 0.5p each ("Ordinary Shares") represented by each of its American Depoistary Shares ("the ADSs") traded on the US Nasdaq Stock Market.

Each ADS (symbol SGNNY) currently represents three Ordinary Shares. From 9:30am (New York Time) on 4th September, 1997 each ADS will represent 30 Ordinary Shares of 0.5p each (new symbol SIGYY). Any fractional ADSs arising from this change in the ratio will be aggregated by the Bank of New York, in its capacity as ADS depositary, and sold with the net proceeds being distributed for the benefit of the holders of the fractional ADSs.

Dealings in the ADSs commenced on 21st July, 1997. Since that date the cancellation fee payable to the Bank of New York upon surrender of each American Depositary Receipt ("ADR") has been at a temporary concessionary rate. Holders of ADRs should note that from 4th September, 1997 the cancellation fee will revert to the rate of $5 per 100 ADSs or portion thereof (each ADS representing 30 Ordinary Shares of 0.5p each).



Enquiries:

Mike Mitchell, Signet Group plc                                   0171 495 2643








                        Signet Group plc  Zenith House, The Hyde, London NW9 6EW
                                         Tel: 0181 905 5000   Fax: 0181 200 9466
                                             Registered in England number 477692
                       Registered Office: Zenith House, The Hyde, London NW9 6EW